UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On November 17, 2011, Barnes Group Inc. (the “Company”) and a subsidiary, Barnes Group Switzerland GmbH, and Berner SE (“Berner”), headquartered in Künzelsau, Germany, and a subsidiary, Caramba Holding GmbH, entered into a Share and Asset Purchase Agreement (“SPA”) pursuant to which Berner would acquire the Company's Barnes Distribution Europe business (the “BDE Business”). The Company reported its receipt of a binding offer from Berner to acquire the BDE Business in a Form 8-K filed on August 20, 2011.

The BDE Business is comprised of the Company's European KENT, Toolcom and BD France business units that are currently reported within the Company's Logistics and Manufacturing Services segment. The BDE Business is headquartered in Switzerland and has offices or other facilities in Belgium, Denmark, France, Germany, Italy, Netherlands, Spain and the UK.
The SPA provides that Berner would pay the Company as consideration for the acquisition of the BDE Business an initial purchase price of €25,738,000, plus additional amounts, if any, based on adjustments at and following closing to be determined with respect to the BDE Business's cash and working capital and for settlement of inter-company accounts. The SPA provides that the transaction is subject to regulatory antitrust approvals in certain countries and that the Company makes customary detailed representations, warranties and covenants relating to the BDE Business. Such representations and warranties of the Company include, among others, warranties related to corporate matters, the financial condition of the BDE Business, the assignment to Berner of intellectual property rights necessary for Berner to conduct the BDE Business, the absence of significant undisclosed legal disputes which might affect the BDE Business, and the absence of any event, circumstance, development or occurrence which has a “Material Adverse Effect” (as defined in the SPA) or notices from customers or suppliers that could impact the BDE Business.

A copy of the SPA is attached to this Report as Exhibit 2.1.

Item 2.06.	Material Impairments.
On November 14, 2011, the Board of Directors of the Company approved the sale of the BDE Business as described in Item 1.01 of this Report. As a result, the assets and liabilities associated with the BDE Business are required to be classified as “held for sale” on the Consolidated Balance Sheets. In addition, the BDE Business is expected to be reported as Discontinued Operations on the Consolidated Statements of Income. The Company is required to allocate goodwill to the BDE Business based on the relative fair values of those businesses within the Barnes Distribution reporting unit that are being sold and retained, and to evaluate goodwill for impairment based on this allocation. Based on the estimated fair values of those businesses, approximately $18 million of goodwill should be allocated to the BDE Business. The Company expects to record a non-cash pre-tax goodwill impairment charge of approximately $18 million. The Company expects to record a total pretax loss associated with the approved sale of approximately $20 million in the twelve month period ending December 31, 2011, inclusive of this goodwill impairment charge, and subject to changes for various factors, such as changes in foreign exchange rates, transaction costs and closing adjustments.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits:
Exhibit Number	Document Description
2.1*	Share and Asset Purchase Agreement dated November 17, 2011.
* The Company hereby agrees to provide the Commission, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601(b)(2) of Regulation S-K.

SIGNATURES
        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2011	BARNES GROUP INC.
(Registrant)

By: /s/ CHRISTOPHER J. STEPHENS, JR.
Christopher J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description
2.1*	Share and Asset Purchase Agreement dated November 17, 2011.
* The Company hereby agrees to provide the Commission, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601(b)(2) of Regulation S-K.

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